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                                                                    Exhibit 99.1

                                                           For Immediate Release
                                                       Wednesday, April 17, 2002


NACCO INDUSTRIES, INC. ANNOUNCES PLANS FOR A PRIVATE PLACEMENT BY ITS SUBSIDIARY NMHG HOLDING CO. OF $250,000,000 SENIOR NOTES DUE 2009

         Mayfield Heights, Ohio, April 17, 2002 - NACCO Industries, Inc. (NC-NYSE) today announced that its wholly owned subsidiary, NMHG Holding Co., is planning to issue $250,000,000 of Senior Notes due 2009 in a private placement to certain institutional investors. The purpose of this private placement is to refinance existing indebtedness. NMHG Holding Co. expects to complete the private placement in the next few weeks. These securities have not been registered under the Securities Exchange Act of 1933, and may not be offered or sold in the Untied States absent registration or an applicable exemption from the registration requirements of the Securities Act.

         This news release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities proposed to be offered.